CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated February 7, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-44227 and 811-06489) of Dreyfus Florida Intermediate Municipal Bond Fund.

ERNST & YOUNG LLP

New York, New York April 25, 2006